FORM 4 JOINT FILER INFORMATION

Name:  Luther W. Coggin Revocable Trust U/A 12/13/94

Address:   4306 Pablo Oaks Court

  Jacksonville, Florida  32224

Designated Filer: Luther W. Coggin

Issuer and Ticker Symbol: Asbury Automotive Group, Inc. (ABG)

Date of Earliest Transaction

Required to be Reported: July  11, 2005

Signature: Luther W. Coggin Revocable Trust U/A 12/13/94

        /s/ Luther W. Coggin

  Luther W. Coggin, as Trustee